Exhibit 99.1

FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Edward A. LaFramboise	Leslie Loyet
Vice President - Finance	Investor Inquiries
(248) 213-0406	(312) 640-6672
elaframboise@firstmercury.com	lloyet@frbir.com

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 1, 2007

FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER 2007 FINANCIAL RESULTS

SOUTHFIELD, MI – August 1, 2007 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the second quarter and six months ended June 30, 2007.

Highlights for the second quarter include:

•	Premiums produced increased 32.3 percent from the second quarter of 2006 to $78.3 million
•	Annualized return on average stockholders’ equity of 22.2 percent
•	Total operating revenues increased 53.8 percent from the second quarter of 2006 to $53.0 million
•	Operating net income of $10.1 million
•	Diluted operating net income per share of $0.55
•	Combined ratio of 74.0 percent
•	Book value per share of $11.33, an increase of 13.5 percent year to date
•	Net proceeds of $12.2 million from the Company’s June secondary offering

“We are pleased with the growth in premiums produced for the quarter and first half of the year”, said Richard H. Smith, chairman and chief executive officer.  “Since the completion of our IPO last October, we have managed our pipeline of opportunities to support our growth initiatives. Additionally, our three new niche general liability classes added during the second quarter are established books of business produced by

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experienced underwriters with proven track records through multiple market cycles,” added Smith.

For the three months ended June 30, 2007, premiums produced were $78.3 million, a 32.3 percent increase from premiums produced during the same period in 2006. For the six months ended June 30, 2007, premiums produced were $142.5 million, a 19.7 percent increase from premiums produced during the same period in 2006. Premiums produced consists of all of the premiums underwritten by CoverX®, First Mercury's licensed wholesale insurance broker, for which the Company takes underwriting risk. CoverX® produces and underwrites all of the Company's business.

Total operating revenues for the three months ended June 30, 2007 increased 53.8 percent to $53.0 million compared to $34.4 million for the same period of 2006. Total operating revenues for the six months ended June 30, 2007 increased 52.7 percent to $106.0 million compared to $69.4 million for the same period of 2006.

Net investment income earned during the three months ended June 30, 2007 was $3.9 million, up 82.5 percent from the same period of 2006. Net investment income earned during the six months ended June 30, 2007 was $7.2 million, up 67.7 percent from the same period of 2006.

Operating net income for the second quarter 2007 was $10.1 million compared to $6.2 million for the same period of 2006. Operating net income for the three months ended June 30, 2006 includes interest expense of $1.4 million and amortization of debt issuance costs of $0.1 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury's initial public offering. Operating net income for the first six months of 2007 was $20.0 million compared to $11.7 million for the same period of 2006. Operating net income for the six months ended June 30, 2006 includes interest expense of $2.7 million and amortization of debt issuance costs of $0.2 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury's initial public offering.

Smith concluded, "We are pleased with the underwriting results of our existing platform, and we will continue to pursue profitable opportunities within our existing lines, as well as in new specialty niches. Although there is increased competition in the marketplace, we believe our specialty niche focus combined with our 34 year track record of outstanding service through CoverX position us well to execute on our strategy.  As such for all of 2007, we expect to deliver annual premiums produced growth in excess of 20 percent and we anticipate a return on average stockholders' equity in excess of 20 percent."

Conference Call Details

The Company will host a conference call on August 2, 2007 at 11:00 a.m. Eastern Time to discuss second quarter results. The call can be accessed live by dialing 866-454-4209 or by visiting the Company's website at www.firstmercury.com.

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Investors may access a replay by dialing 877-519-4471, passcode 4065301, which will be available through August 9, 2007. The webcast replay will also be archived in the "Investor Relations" section of the Company's website.

About First Mercury Financial Corporation

First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages.  During the Company’s 33 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.

Non-GAAP Financial Measures

Operating net income and operating net income per share are non-GAAP financial measures, and management believes that investors' understanding of core operating performance is enhanced by First Mercury's disclosure of these financial measures. Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments and taxes related to net realized gains (losses). Definitions of these items may not be comparable to the definitions used by other companies. Net income and net income per share are the GAAP financial measures that are most directly comparable to operating net income and operating net income per share.

Safe Harbor Statement

This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the

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Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.

For more information on the Company, please visit the Company’s website at www.firstmercury.com

Financial Tables Follow...

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First Mercury Financial Corporation

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

	(Dollars in thousands, except share and per share data)
Operating Revenue
Net earned premiums	$ 43,571	$ 28,328	$ 88,500	$ 56,857
Commissions and fees	4,902	4,319	9,559	8,763
Net investment income	3,870	2,121	7,164	4,271
Net realized gains (losses) on investments	627	(329)	762	(482)

Total Operating Revenues	52,970	34,439	105,985	69,409

Operating Expenses
Losses and loss adjustment expenses, net	22,488	15,055	46,442	29,962
Amortization of deferred acquisition expenses	7,557	4,198	16,296	9,092
Underwriting, agency and other expenses	5,613	3,169	9,344	7,379
Amortization of intangible assets	307	291	613	583

Total Operating Expenses	35,965	22,713	72,695	47,016

Operating Income	17,005	11,726	33,290	22,393
Interest Expense	986	2,747	1,968	5,395
Change in Fair Value of Derivative Instruments	(127)	(157)	(19)	(386)

Income Before Income Taxes	16,146	9,136	31,341	17,384
Income Taxes	5,642	3,170	10,871	6,039
Net Income	$ 10,504	$ 5,966	$ 20,470	$ 11,345

Net Income Per Share: (1)
Basic	$ 0.60	$ 1.20	$ 1.18	$ 2.26

Diluted	$ 0.58	$ 0.48	$ 1.12	$ 0.92

Weighted Average Shares Outstanding: (1)
Basic	17,428,006	4,216,144	17,380,219	4,216,144

Diluted	18,254,015	12,467,938	18,220,558	12,324,179

GAAP Underwriting Ratios:
Loss ratio	51.6%	53.1%	52.5%	52.7%
Expense ratio	22.4%	15.6%	21.4%	19.1%

Combined ratio	74.0%	68.7%	73.9%	71.8%

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First Mercury Financial Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

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First Mercury Financial Corporation

Summary Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

	(Dollars in thousands)		(Dollars in thousands)

Gross Written Premiums:
Direct written premiums	$ 74,217	$ 55,443	$ 133,551	$ 110,980
Assumed written premiums	3,101	923	4,367	2,262

Gross written premiums	$ 77,318	$ 56,366	$ 137,918	$ 113,242

Net Written Premiums:
Net written premiums	$ 44,077	$ 26,829	$ 78,537	$ 53,937

Commissions and Fees:
Insurance underwriting commissions and fees	$ 2,063	$ 1,613	$ 3,935	$ 3,044
Insurance services commissions and fees	2,839	2,706	5,624	5,719

Total commissions and fees	$ 4,902	$ 4,319	$ 9,559	$ 8,763

Cash and Cash Equivalents:
Net cash provided by operating activities	$ 30,083	$ 14,385	$ 81,711	$ 32,058
Net cash used in investing activities	(44,828)	(1,629)	(101,224)	(20,657)
Net cash provided by financing activities	12,249	-	12,249	243

Net increase (decrease) in cash and cash equivalents	$ (2,496)	$ 12,756	$ (7,264)	$ 11,644

Operating Net Income: (2)
Net income	$ 10,504	$ 5,966	$ 20,470	$ 11,345
Adjust for Net realized gains and losses on
investments, net of tax	(408)	214	(495)	313

Operating net income	$ 10,096	$ 6,180	$ 19,975	$ 11,658

Operating Net Income Per Share: (1)
Diluted	$ 0.55	$ 0.50	$ 1.10	$ 0.95

FOOTNOTES

(1)	Reflects 925 to 1 stock split that occurred on October 16, 2006 for all periods presented.
(2)	See discussion of use of non-GAAP financial measures above.

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